EXHIBIT 99.01

EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES
OPERATING SEGMENT INFORMATION

External Sales Revenue Change, Volume Effect, Price Effect, Product Mix Effect, and Exchange Rate Effect

	Third Quarter, 2003 compared to Third Quarter, 2002

		Change in External Sales Revenue Due To

	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Eastman Division
Coatings, Adhesives, Specialty
Polymers, and Inks	-- %	(10)%	3%	4%	3%
Performance Chemicals and Intermediates	1%	(6)%	5%	1%	1%
Specialty Plastics	(4) %	(8)%	1%	1%	2%

Total Eastman Division	(1) %	(8)%	3%	2%	2%

Voridian Division
Polymers	16%	9%	3%	1%	3%
Fibers	(1)%	15%	-- %	(18)%	2%

Total Voridian Division	11%	11%	2%	(5)%	3%

Developing Businesses Division
Developing Businesses	>100%	-- %	-- %	>100%	-- %

Total Developing Businesses Division	>100%	-- %	-- %	>100%	-- %

Total Eastman Chemical Company	5%	(1)%	3%	-- %	3%

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EXHIBIT 99.01
EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES
OPERATING SEGMENT INFORMATION

External Sales Revenue Change, Volume Effect, Price Effect, Product Mix Effect, and Exchange Rate Effect (continued)

	First Nine Months, 2003 compared to First Nine Months, 2002

		Change in External Sales Revenue Due To

	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Eastman Division
Coatings, Adhesives, Specialty
Polymers, and Inks	3%	(7)%	2%	3%	5%
Performance Chemicals and Intermediates	11%	1%	9%	(1)%	2%
Specialty Plastics	6%	2%	(1)%	1%	4%

Total Eastman Division	6%	(3)%	4%	1%	4%

Voridian Division
Polymers	16%	1%	11%	-- %	4%
Fibers	(2)%	2%	1%	(7)%	2%

Total Voridian Division	11%	2%	8%	(2)%	3%

Developing Businesses Division
Developing Businesses	>100%	-- %	-- %	>100%	-- %

Total Developing Businesses Division	>100%	-- %	-- %	>100%	-- %

Total Eastman Chemical Company	9%	(1)%	6%	-- %	4%

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